Exhibit 99.1

Bemis Company Completes Sale of Pressure Sensitive Materials Business

Neenah, Wisconsin, November 7, 2014 - Bemis Company, Inc. (NYSE:BMS) announced today that it has completed the sale of its global Pressure Sensitive Materials business (known as “MACtac”) to Platinum Equity, a California-based private equity firm. The transaction was completed for a purchase price of $170 million, subject to customary post-closing adjustments.

The Pressure Sensitive Materials business was classified as discontinued operations in Bemis’ financial statements during the third quarter of 2014.

Goldman, Sachs & Co. acted as financial advisor and Baker & McKenzie LLP acted as legal counsel to Bemis Company.

About Bemis Company, Inc.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, Bemis is included in the S&P 500 index of stocks and reported 2013 net sales from continuing operations of $4.5 billion.  Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,000 individuals worldwide.  More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters

Director of Investor Relations

(920) 527-5288

Bemis Company Inc.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669